Exhibit 23.1

Live Ventures Incorporated

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198205) of Live Ventures Incorporated of our report dated December 28, 2021, relating to the consolidated financial statements of Live Ventures Incorporated, which appear in this Form 10-K.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

December 28, 2021